Exhibit 21.1

Subsidiaries of American BriVision (Holding) Corporation

American BriVision Corporation, incorporated in the State of Delaware, is a wholly owned subsidiary of American BriVision (Holding) Corporation.

BioLite Holding, Inc., incorporated in the State of Nevada, a wholly owned subsidiary of American BriVision (Holding) Corporation.

BioLite BVI, Inc., incorporated in the British Virgin Islands, a wholly owned subsidiary of BioLite Holding, Inc.

BioLite, Inc., incorporated in Taiwan, majority of which is owned by BioLite BVI, Inc.

BioKey, Inc., incorporated in the State of California, is a wholly owned subsidiary of American BriVision (Holding) Corporation.